Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST STATE BANCORPORATION

AND

ACCESS ANYTIME BANCORP, INC.,

ACCESSBANK

DATED AS OF AUGUST 31, 2005

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1 Defined Terms	2

1.2 Interpretation	11

ARTICLE II THE MERGER

2.1 The Merger	11

2.2 Effective Time	11

2.3 Effects of the Merger	12

2.4 Effects on Company Common Stock	12

2.5 Exchange of Certificates	12

2.6 Articles of Incorporation	19

2.7 Bylaws	19

2.8 Directors and Officers	19

2.9 Closing	19

2.10 Reservation of Right to Revise Transaction	19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

3.1 Organization	20

3.2 Capitalization	20

3.3 Authority; No Violation	22

3.4 Consents and Approvals	23

3.5 Reports	24

3.6 Financial Statements	25

3.7 Broker’s Fees	26

3.8 Absence of Certain Changes or Events	26

3.9 Legal Proceedings	27

3.10 Taxes	27

3.11 Employee Benefit Plans	29

3.12 Company Information	30

3.13 Compliance with Applicable Law.	31

3.14 Certain Contracts	31

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3.15 Agreements with Regulatory Agencies.	33

3.16 Property	34

3.17 Environmental Matters	35

3.18 Insurance	35

3.19 Employee Matters	36

3.20 Investment Securities	36

3.21 Administration of Fiduciary Accounts	37

3.22 Derivative Transactions	37

3.23 Loans	37

3.24 Intellectual Property	40

3.25 Recommendation of the Company Board; Opinion of Financial Advisor	40

3.26 Reorganization	41

3.27 Disclosure Controls and Procedures.	41

3.28 No Other Representations	41

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1 Organization	42

4.2 Capitalization	42

4.3 Authority; No Violation	43

4.4 Consents and Approvals	44

4.5 Reports	45

4.6 Financial Statements	46

4.7 Broker’s Fees	47

4.8 Absence of Certain Changes or Events	47

4.9 Legal Proceedings	47

4.10 Taxes.	48

4.11 Buyer Information	49

4.12 Compliance with Applicable Law.	50

4.13 Agreements with Regulatory Agencies	50

4.14 Reorganizations	50

4.15 Disclosure Controls and Procedures.	51

4.16 No Other Representations	51

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ARTICLE V ADDITIONAL COVENANTS

5.1 Covenants relating to the Company	51

5.2 Buyer Forbearance	55

ARTICLE VI ADDITIONAL AGREEMENTS

6.1 Regulatory Matters	55

6.2 Access to Information	56

6.3 Cooperation; Legal Conditions to the Merger	57

6.4 Third Party Proposals	57

6.5 Stockholder Approvals	61

6.6 Further Assurances	61

6.7 Subsequent Interim Financial Statements	61

6.8 Notification of Certain Matters	61

6.9 Employees	61

6.10 Stock Exchange Listing	63

6.11 Indemnification; Insurance.	63

ARTICLE VII CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger	64

7.2 Conditions to Obligations of Buyer	64

7.3 Conditions to Obligations of the Company	66

ARTICLE VIII TERMINATION AND AMENDMENT

8.1 Termination	67

8.2 Effect of Termination	69

8.3 Amendment	69

8.4 Extension; Waiver	70

ARTICLE IX GENERAL PROVISIONS

9.1 Expenses	70

9.2 Notices	71

9.3 Counterparts	72

9.4 Entire Agreement	72

9.5 Governing Law	72

9.6 Enforcement of Agreement	72

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9.7 Severability.	73

9.8 Publicity	73

9.9 Assignment; No Third Party Beneficiaries	73

iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2005, by and among First State Bancorporation, a New Mexico corporation (the “Buyer”), Access Anytime Bancorp, Inc., a Delaware corporation (the “Company”), and AccessBank, a federal savings association and a wholly owned subsidiary of the Company (the “Bank”). The Buyer and the Company are sometimes collectively referred to herein as the “Constituent Corporations”.

WHEREAS, the Boards of Directors of the Buyer and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into the Buyer, with the Buyer surviving the Merger;

WHEREAS, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes;

WHEREAS, concurrently with the execution and delivery of this Agreement, holders of an aggregate of 393,724 shares of Company Common Stock are entering into a Support Agreement (the “Support Agreement”) with the Buyer;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, First State Bank N.M., a New Mexico state chartered bank and a wholly owned subsidiary of the Buyer (the “Buyer Bank”), and the Bank will enter into a Subsidiary Agreement and Plan of Merger in substantially the form set forth on Exhibit A hereto (the “Bank Merger Agreement”) providing for the merger (the “Subsidiary Merger”) of the Bank with and into the Buyer Bank, with the Buyer Bank surviving the Subsidiary Merger, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For all purposes of this Agreement (as defined below), the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(e).

“AccessBank Plan” has the meaning set forth in Section 2.5(k).

“Acquisition Proposal” has the meaning set forth in Section 6.4(e).

“Acquisition Agreement” has the meaning set forth in Section 6.4(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Affiliated Group” means an affiliated group, as that term is defined by Section 1504(a) of the Code and the Treasury Regulations promulgated thereunder, any similar group defined under state, local or foreign law, or any group of which the Company (or any predecessor of the Company) is or was a member for purposes of filing Consolidated or Combined Tax Returns.

“Agreement” means this Agreement and Plan of Merger, including the Annexes, Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended from time to time in accordance with the provisions hereof.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Average Closing Price” has the meaning set forth in Section 8.1(h).

“Bank” has the meaning set forth in the Recitals hereto.

“Bank Board” has the meaning set forth in Section 3.3(b).

“Bank Merger Act” means the Bank Merger Act of 1960, as amended, and any successor to such statute.

“Bank Merger Agreement” has the meaning set forth in the Recitals hereto.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and any successor to such statute.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New Mexico are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Recitals hereto.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(a).

“Buyer Bank” has the meaning set forth in the Recitals hereto.

“Buyer Board” means the Board of Directors of the Buyer.

“Buyer Common Stock” has the meaning set forth in Section 2.4(a).

“Buyer Disclosure Schedule” means the disclosure schedule being delivered to the Company by the Buyer prior to the execution and delivery of this Agreement.

“Buyer Options” has the meaning set forth in Section 4.2(a).

“Buyer Plans” has the meaning set forth in Section 6.9(a).

“Buyer Ratio” has the meaning set forth in Section 8.1(h).

“Buyer Reports” has the meaning set forth in Section 4.5.

“Certificate” has the meaning set forth in Section 2.4(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Code” has the meaning set forth in the Recitals hereto.

“Company” has the meaning set forth in the Recitals hereto.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

“Company Assets” has the meaning set forth in Section 3.16(a).

“Company Balance Sheet” has the meaning set forth in Section 3.6(a).

“Company Board” has the meaning set forth in Section 3.3(a).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contracts” has the meaning set forth in Section 3.14(a).

“Company Disclosure Schedule” means the disclosure schedule being delivered to the Buyer by the Company prior to the execution and delivery of this Agreement.

“Company Notice” has the meaning set forth in Section 6.4(b).

“Company Option” has the meaning set forth in Section 2.5(k).

“Company Preferred Stock” means preferred stock, par value $0.01 per share, of the Company.

“Company Reports” has the meaning set forth in Section 3.5(b).

“Company Special Meeting” has the meaning set forth in Section 6.5(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” means the agreement, dated as of August 2, 2005, by and among the Buyer and the Company.

“Consolidated or Combined Tax Returns” means any and all Tax Returns that include or included the Company (or any predecessor or successor of the Company) that is or was required to be filed by any Person including any Tax Returns filed on a consolidated, combined, unitary or aggregate group basis of which the Company (or any predecessor or successor of the Company) is or has been a member.

“Constituent Corporations” has the meaning set forth in the Recitals.

“Determination Date” has the meaning set forth in Section 8.1(h).

“DGCL” has the meaning set forth in Section 2.1.

“Director of Financial Institutions Division” means the Director of Financial Institutions Division of the Licensing and Regulation Department of the State of New Mexico.

“DRP” has the meaning set forth in Section 2.5(k).

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Law” means all Laws (including common law), past or current, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to emissions, discharges, exposures, Releases or threatened Releases of Hazardous Materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) environmental provisions of Laws, past or current, other than Environmental Laws.

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“ESOP” has the meaning set forth in Section 2.5(k).

“ESP” has the meaning set forth in Section 2.5(k).

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(a).

“Exchange Ratio” has the meaning set forth in Section 2.4(b).

“Fairness Opinion” has the meaning set forth in Section 3.25(c).

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“Federal Reserve Board” has the meaning set forth in Section 3.4.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Material” means any pollutant, contaminant, substance, material, or waste defined as “hazardous” or “toxic” under applicable Environmental Laws, including toxic substances, hazardous substances, petroleum and petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, and radon.

“Indemnified Party” has the meaning set forth in Section 6.11.

“Index Price” has the meaning set forth in Section 8.1(h).

“Index Ratio” has the meaning set forth in Section 8.1(h).

“Injunction” has the meaning set forth in Section 7.1(b).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” has the meaning set forth in Section 3.24.

“Judgment” means any judgment, injunction, order, writ, ruling or award of any Governmental Entity of competent jurisdiction.

“Knowledge of the Company” or “Known to the Company” shall mean actual knowledge of the Persons listed on Section 1.1 of the Company Disclosure Schedule.

“Knowledge of the Buyer” or “Known to the Buyer” shall mean actual knowledge of the Persons listed on Section 1.1 of the Buyer Disclosure Schedule.

“Law” means all laws (including common law), statutes, treaties, codes, ordinances, rules, regulations, orders and judgments of any Governmental Entity, foreign or domestic.

“Leases” means all lease and sublease agreements and similar agreements with respect to personal property entered into by either the Company or the Bank, as lessor, including all collateral security therefor such as guarantees and all insurance policies or proceeds.

“Lien” means any charge, deed of trust, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan Commitments” means the collective reference to each commitment or obligation to extend credit to any Person (including pursuant to a letter of credit or bankers’ acceptance) or to participate therein, whether or not such commitment, obligation or participation has been accepted or utilized by such Person.

“Loan Documents” means the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for, a Loan or Loan Commitment, including notes, bond, loan agreements, letter of credit applications, letters of credit, lease financing contracts, bankers’ acceptances, drafts, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreement, lien priority agreements, undertakings, security instruments, financing statements, certificates, documents, legal opinions, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

“Loan Property” has the meaning set forth in Section 3.17(e).

“Loan Request Documents” has the meaning set forth in Section 5.1(b)(vi).

“Loans” means loans, advances, notes, borrowing arrangements or other extensions of credit including Leases, credit enhancements, commitments, guarantees, interest-bearing assets, interests in loan participations and assignments, customer liabilities on letters of credit, bankers’ acceptances and participations in letters of credit (including in all cases loans made to pay interest accruing on loans, whether or not due or payable (sometimes referred to as capitalized interest)) and all amendments, modifications, renewals, extensions, refinancings and refundings of or for any of the foregoing.

“Material Adverse Effect” means a material adverse effect on (i) in the case of the Company, (x) the assets, properties, liabilities, business, results of operations or condition (financial or other) of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to perform its obligations hereunder and to consummate the transactions contemplated hereby or (ii) in the case of the Buyer, (x) the assets, properties, liabilities, business, results of operations or condition (financial or other) of the Buyer and its Subsidiaries taken as a whole or (y) the ability of the Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (1) any change in banking, savings association and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities, (2) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (3) the announcement of this Agreement or any action or omission of either party or any Subsidiary thereof required or permitted to be taken by it under this Agreement, (4) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, except to the extent the Company or the Buyer, as the case may be, is materially and disproportionately affected thereby, (5) any changes resulting from the closure of Cannon Air Force Base, and (6) any change in national or international, political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.4(b).

“NASDAQ” means the NASDAQ Stock Market.

“NMBA” has the meaning set forth in Section 2.1.

“NMBCA” has the meaning set forth in Section 2.1.

“OTS” has the meaning set forth in Section 3.1(a).

“Participation Facility” has the meaning set forth in Section 3.17(e).

“Permitted Liens” means (i) Encumbrances reflected or reserved on the Company’s Balance Sheet, (ii) statutory Liens for Taxes not yet due and payable, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, which in the aggregate, are not material, and (iv) such encumbrances and imperfections of title as do not materially detract from the value of the properties or assets and do not materially interfere with the present or proposed use of such properties or assets.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, Governmental Entity or any other entity.

“Plans” has the meaning set forth in Section 3.11(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.4.

“Regulatory Agencies” has the meaning set forth in Section 3.5.

“Regulatory Agreement” means any agreement, consent agreement or memorandum of understanding with, any commitment letter or similar undertaking to, any order or directive by, any extraordinary supervisory letter from, or any board resolutions adopted at the request of (whether or not set forth in Section 3.15 of the Company Disclosure Schedule or Section 4.13 of the Buyer Disclosure Schedule), any Regulatory Agency or other Governmental Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representative” means, with respect to any Person, any officer, director, employee, agent, advisor or other representative of such Person.

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“S-4” has the meaning set forth in Section 3.4.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means all of the issued and outstanding shares of the Company Common Stock.

“SRO” has the meaning set forth in Section 3.5.

“Starting Date” has the meaning set forth in Section 8.1(h).

“Starting Price” has the meaning set forth in Section 8.1(h).

“State Regulator” has the meaning set forth in Section 3.5.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person, directly or indirectly, or is consolidated with such Person for financial reporting purposes.

“Subsidiary Merger” has the meaning set forth in the Recitals hereto.

“Superior Proposal” has the meaning set forth in Section 6.4(e).

“Support Agreement” has the meaning set forth in the Recitals hereto.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, compensating, use, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

“Tax Records” means all Tax Returns and tax related workpapers relating to the Company or any of its Subsidiaries or any of their respective assets.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.

“Termination Fee” has the meaning set forth in Section 9.1(b).

“Third Party Acquisition Event” means (i) entering into definitive agreement for an Acquisition Proposal or (ii) the consummation of an Acquisition Proposal involving the purchase of at least a majority of the equity securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

“Transferred Employee” has the meaning set forth in Section 6.9(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“USA Patriot Act” has the meaning set forth in Section 3.13(a).

“VCP” has the meaning set forth in Section 2.5(k).

“WARN” has the meaning set forth in Section 3.19.

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 31, 2005. The symbol “$” and the terms “dollar” and “dollars” all refer to the lawful currency of the United States of America denominated in dollars.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the New Mexico Business Corporation Act (the “NMBCA”), the New Mexico Banking Act (the “NMBA”), the BHC Act, and the Savings and Loan Holding Company Act, at the Effective Time, the Company shall merge with and into the Buyer. The Buyer shall be the surviving company (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its existence as a corporation under the Laws of the State of New Mexico. The Surviving Corporation shall retain the name “First State Bancorporation”. Upon consummation of the Merger, the separate existence of the Company shall terminate.

2.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or such other date as the Buyer and the Company shall agree), the Buyer and the Company shall (i) file with the Public Regulation Commission of the State of New Mexico articles of merger and any other appropriate documents (all of such documents the “Articles of Merger”) executed and acknowledged in accordance with the relevant provisions of the NMBCA, (ii) file with the Secretary of State of the State of Delaware a certificate of merger and any other appropriate documents (all of such documents the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL and (iii) file with the Public Regulation Commission of the State of New Mexico this Agreement together with copies of the resolutions of the Company and the Buyer approving this Agreement and a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement. The Merger shall become effective upon the later of the date on which the Articles of Merger and the Agreement have been duly filed with the Public Regulation Commission of the State of New Mexico and the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Articles of Merger and the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time”.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL, the NMBCA and the NMBA.

2.4 Effects on Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company, the Bank or any holder of any shares of Company Common Stock:

(a) Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be cancelled and retired and shall cease to exist, and no shares of common stock of the Buyer (“Buyer Common Stock”), cash or other consideration shall be delivered in exchange therefore.

(b) Subject to Section 2.5(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.4(a)), shall be converted into and exchangeable for the right to receive .791 (the “Exchange Ratio”) shares of Buyer Common Stock (the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.5(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

2.5 Exchange of Certificates.

(a) Exchange Agent. Immediately following the Effective Time, the Buyer shall deposit or shall cause to be deposited, for the benefit of the holders of shares of Company Common Stock, with American Stock Transfer or such other bank or trust company as may be designated by the Buyer, with the Company’s prior written consent, which shall not be unreasonably withheld or delayed, as exchange agent (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates (or evidence of shares in book-entry form) representing the shares of Buyer Common Stock issuable pursuant to Section 2.4(b) in exchange for outstanding shares of Company Common Stock, and (ii) cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(e) hereof and any dividends and other distributions pursuant to Section 2.5(c) hereof (such shares of Buyer Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Buyer Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.4(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as the Buyer may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for applicable Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.5(c) and cash in lieu of any fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 2.5(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, including any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), and the Certificate so surrendered shall then be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Buyer Common Stock, (x) any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and (y) cash in lieu of any fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Buyer Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.5(c) or (e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to any shares of Buyer Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to Section 2.5(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time and paid with respect to Buyer Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

(d) No Further Ownership Rights in Common Stock. All shares of Buyer Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.5(c) and cash paid in lieu of any fractional shares pursuant to Section 2.5(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving

Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.5(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates, scrip or evidence of shares in book-entry form representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of the Buyer shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Buyer.

(ii) In lieu of such fractional share interests, the Buyer shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled and (B) the average per share closing price of the Buyer Common Stock for the five trading days immediately preceding the Closing Date on the NASDAQ (or, if not reported thereby, as reported by any other authoritative source). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify the Buyer and the Buyer shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Buyer, upon demand, and any holders of Certificates who have not previously complied with this Article II shall thereafter look only to the Buyer for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Buyer Common Stock and cash in lieu of any fractional shares of Buyer Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.5(c) and all cash payable in lieu of fractional shares pursuant to Section 2.5(e)) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.5(c) and all cash payable in lieu of fractional shares pursuant to Section 2.5(e))

in respect thereof shall, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. None of the Buyer, the Company, the Bank or the Exchange Agent shall be liable to any Person in respect of any shares of Buyer Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Buyer Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Buyer, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, the Buyer. Any losses resulting from such investments shall not in any way diminish the Buyer’s obligation to pay the full amount of the Merger Consideration.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Buyer or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder would be entitled pursuant to Section 2.5(e), in each case in accordance with the terms of this Agreement.

(j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock.

(k) Options and Stock Based Benefits Plans.

(i) At the Effective Time, each option granted by the

Company to purchase shares of Company Common Stock (each, a “Company Option”) which is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted into an option to acquire, on the same terms and conditions as were applicable to the original Company Option (including full vesting and exercisability as a result of and following the Merger), that number of shares of Buyer Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Company Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Promptly following the Effective Time, Buyer shall issue to each holder of an outstanding Company Option a document evidencing the conversion and assumption of the Company Option by Buyer pursuant to this Section 2.5.

(ii) As soon as reasonably practicable after the Effective Time, Buyer shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Buyer Common Stock subject to the options referred to in paragraph (i) of this Section 2.5(k) and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein, as well as comply with state securities or “blue sky” Laws, for so long as such options remain outstanding.

(iii) The Access Anytime Bancorp, Inc. Non-Employee Director Retainer Plan (“DRP”) will be terminated, contingent upon the successful completion of the Merger, by the Company no later than the Effective Time. Notwithstanding any other provision of this agreement to the contrary, to the extent that any Stock Units (as defined in the DRP) are maintained on behalf of any participant in a DRP account upon the Effective Time, then at the Effective Time, such units shall be converted at the Exchange Ratio to represent Stock Units having the right to each receive one share of Buyer Common Stock, and such Stock Units will remain credited to the respective participants’ DRP account until distributed pursuant to the terms of the DRP. Certificates of Company Common Stock delivered by the Company to participants pursuant to the DRP prior to the Effective Time will be treated in the hands of the distributee as any other share of Company Common Stock for purposes of the Merger.

(iv) The AccessBank Profit-Sharing and Employee Stock Ownership Plan (“AccessBank Plan” or “ESOP”) will be terminated, contingent upon the successful completion of the Merger, by the Company one day prior to the Effective Time. Upon such termination, the Company will forgive the outstanding principal on the exempt loan between the AccessBank Plan and the Company. The amount forgiven shall constitute a 2005 Company contribution to the AccessBank Plan, and the AccessBank Plan shall be amended prior to the date of such forgiveness to eliminate the employment on the last day of the year allocation requirement for the AccessBank Plan year ending in 2005 and substitute an allocation requirement of employment on the day before the Effective Time. Upon such forgiveness, all unallocated shares held in the ESOP suspense account will be allocated to participants within the annual addition limits of Section 415 of the Code. Notwithstanding the termination of the AccessBank Plan, the shares of Company Common Stock allocated to participants will remain in the AccessBank Plan upon the Effective Time. Therefore, upon the Effective Time, all shares of Company Common Stock shall be exchanged for Buyer Common Stock pursuant to Section 2.4 hereof, and such Merger Consideration received shall remain in the AccessBank Plan until distributed therefrom. No distribution shall be made from the AccessBank Plan after its termination before an administratively practicable period of time following the later of the receipt of a favorable determination letter from the Internal Revenue Service regarding the termination of the AccessBank Plan or the resolution of the Voluntary Compliance Program (“VCP”) application with the Internal Revenue Service, as detailed on Section 3.11(f) of the Company Disclosure Schedule. The determination of whether a resolution of the VCP application has occurred shall be made by the ESOP committee. The Company (or if subsequent to the completion of the Merger, the Buyer) may terminate and withdraw the VCP application if no resolution has occurred prior to January 31, 2006.

(v) The Executive Savings Plan for AccessBank (“ESP”) will be amended to permit distributions on its termination and will be terminated contingent upon the successful completion of the Merger by the Company no later than the Effective Time. Notwithstanding any other provision of this agreement to the contrary, to the extent that any shares of Company Common Stock are held in the ESP upon the Effective Time, then at the Effective Time, such shares will be exchanged for Buyer Common Stock pursuant to Section 2.4 and any Merger Consideration received will remain in the ESP until distributed pursuant to the terms of the ESP. Shares of Company Common Stock distributed from the ESP prior to the Effective Time will be treated in the hands of the distributee as any other share of Company Common Stock for purposes of the Merger.

(vi) Prior to the Effective Time, the Buyer shall reserve for issuance the number of shares of Buyer Common Stock necessary to satisfy the Buyer’s obligations under this Section 2.5.

2.6 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Buyer as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation.

2.7 Bylaws. At the Effective Time, the bylaws of the Buyer, as in effect immediately prior to Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.8 Directors and Officers. The directors and officers of the Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.9 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of the Buyer in Albuquerque, New Mexico, unless another time, date or place is agreed to in writing by the parties hereto.

2.10 Reservation of Right to Revise Transaction. Notwithstanding anything to the contrary contained in this Agreement, the Buyer may at any time change the method of effecting the acquisition if requested by the Buyer and consented to by the Company, which consent shall not be unreasonably withheld or delayed; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) delay or jeopardize consummation of the Merger or (c) have materially adverse Tax effects on the Buyer, the Company or the holders of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

The Company and the Bank (solely as to the representations and warranties relating to or pertaining to the Bank) hereby represent and warrant to the Buyer as follows:

3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly registered with the Office of Thrift Supervision (the “OTS”) as a savings and loan holding company under the Savings and Loan Holding Company Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation, bylaws or similar governing documents of the Company, which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) The Bank is a federal savings association duly organized, validly existing and in good standing under the Home Owners’ Loan Act, 12 U.S.C. § 1461 et. seq. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Bank. The copies of the certificate of existence, bylaws or similar governing documents of the Bank, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

(d) Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, bylaws or similar governing documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock and 4,000,000 shares of Company

Preferred Stock. There are (i) 1,768,148 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding and (iii) no shares of Company Common Stock or Company Preferred Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 40,423 shares of Company Common Stock reserved for issuance pursuant to the DRP or as set forth in Section 3.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of a Company Option will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Company Options, the Company is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of the Company’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Company is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company’s capital stock.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each Subsidiary, free and clear of all Liens and security interests of any kind or nature whatsoever, and all of such shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any equity security or any security representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of such Subsidiary’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of the Company or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of such Subsidiary’s capital stock.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company’s stockholders may vote have been issued by the Company or are outstanding.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement and the Merger by holders of the Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”) and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining the approval of this Agreement by affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL, the certificate of incorporation of the Company and the bylaws of the Company (the “Company Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank (the “Bank Board”) and no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by the Company or the Bank, nor the consummation by the Company or the Bank of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (A) violate any Law (or with respect to the Company or any of its Subsidiaries, any directive, policy or guideline of any Governmental Entity which has jurisdiction over the Company or any of its Subsidiaries) or Judgment applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which are described with particularity in Section 3.3(c) of the Company Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Merger Act and the BHC Act and approval of such applications and notices, (b) the Company Stockholder Approval, (c) the filing of a notice with the OTS pursuant to 12 C.F.R. § 563.22(h)(1), (d) the receipt of the approval of the Director of the New Mexico Financial Institutions Division to convert the Bank from a federal savings association to a New Mexico state bank, (e) the filing and approval of applications with the Director of the New Mexico Financial Institutions Division to, among other things, merge the Bank into the Buyer Bank immediately upon conversion of the Bank to a New Mexico state bank, (f) the filing of Articles of Merger with the Public Regulation Commission of the State of New Mexico pursuant to the NMBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (g) the authorization to list shares of Buyer Common Stock to be issued in the Merger on the NASDAQ, (h) the filing of this Agreement and the Bank Merger Agreement together with copies of the resolutions approving this Agreement and the Bank Merger Agreement, a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement and a certificate evidencing approval of the Subsidiary Merger by the sole shareholder of the Bank with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico, (i) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the stockholders of the Company (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 covering all of the shares of

Buyer Common Stock to be issued in the Merger in which the Proxy Statement/Prospectus will be included as a prospectus (“S-4”) and any filings or approvals under applicable state securities laws, (j) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, and (k) consents, approvals, filings or registrations the failure of which to be obtained or made will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by the Company or the Bank of this Agreement or (ii) the consummation by the Company or the Bank of the Merger and the other transactions contemplated hereby.

3.5 Reports. (a) The Company and the Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they are required to file since July 31, 2000 with (a) the OTS, (b) any other state regulatory authority (each a “State Regulator”) and (c) any self-regulatory organization (“SRO”) (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company or the Bank, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Company, investigation into the business or operations of the Company or the Bank since December 31, 2000. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Bank.

(b) The Company has previously made available to Buyer a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2003 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company Reports”) and (b) communication mailed by the Company to its stockholders since December 31, 2003. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all of the Company Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports and other documents. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), no such Company Report (when filed and at their respective effective times, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and since December 31, 2000, no enforcement action has been initiated against the Company by the SEC or any State Regulator relating to disclosures contained in any Company Reports.

3.6 Financial Statements.

(a) The Company has previously made available to the Buyer copies of (i) the consolidated statements of financial condition of the Company as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholder’s equity for the fiscal years then ended, as reported in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the SEC pursuant to the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company, and (ii) the unaudited consolidated statements of financial condition of the Company as of June 30, 2005 and the related unaudited statement of operations for the three (3) month period then ended as reported in the Company’s Quarterly Report on Form 10-QSB for the period ended June 30, 2005 filed with the SEC pursuant to the Exchange Act. The December 31, 2004 consolidated statement of financial condition of the Company (including the related notes, where applicable) (the “Company Balance Sheet”) fairly presents the consolidated financial position of the Company and its Subsidiaries, and, as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.7 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.7 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005, as filed with the SEC, or (ii) liabilities and obligations incurred since June 30, 2005 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

(c) The books and records of the Company and its Subsidiaries are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Company and its Subsidiaries and all transactions thereof have been recorded in all material respects on the books and records of the Company and its Subsidiaries, in accordance with GAAP and accurately present in all material respects the transactions described therein.

(d) The deposit accounts of the Bank are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank.

3.7 Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement and no payment is due from the Company for such services.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2004, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Since December 31, 2004, the Company and its Subsidiaries have carried on their businesses in the ordinary course consistent with past practices.

(c) Since December 31, 2004, neither the Company nor the Bank has (i) except for normal increases in the ordinary course of business consistent with past practices, and except as required by Law, increased the compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director of the Company or any of its Subsidiaries from the amount thereof in effect as of December 31, 2004 (which amounts have been previously disclosed to the Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus or (ii) except as contemplated by this Agreement, taken any of the actions set forth in Section 5.1(b) hereof, nor has any matter, event or circumstance described in Section 5.1(b) otherwise occurred or arisen.

(d) Since December 31, 2004, the Company has not declared or paid any dividends on any shares of its capital stock (including the Shares), except as permitted under Section 5.1(b) after the date of this Agreement.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries.

(b) There is no Judgment or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or any of its Subsidiaries.

(c) There is no legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by the Company or the Bank have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b) All Taxes owed by the Company or the Bank or by any Person for which the Company or the Bank could be held responsible (whether or not shown on any Tax Return or any Consolidated or Combined Tax Return) have been duly and timely paid.

(c) To the Knowledge of the Company, no claim has ever been made by an authority in any jurisdiction that Company or the Bank was required to file any Tax Return that was not filed.

(d) The Company has prior to the date hereof provided to the Buyer copies of all Tax Returns filed by the Company for all periods ending on or after December 31, 2002.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Company or the Bank may be subject or liable.

(f) There are no pending, or to the Knowledge of the Company, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Company or the Bank.

(g) There are no Liens for Taxes upon the assets or properties of the Company or the Bank, except for statutory Liens for current Taxes not yet due.

(h) Neither Company nor the Bank is a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) Neither the Company nor the Bank has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) Neither the Company nor the Bank has liability for Taxes of any Person (other than the Company or the Bank) under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Since the date of the Company Balance Sheet or the Bank Balance Sheet, neither the Company nor the Bank has incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Company or the Bank.

(m) The Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) Neither the Company nor the Bank is obligated to make any payments, and is not party to any agreement that would obligate it to make any payments, that would not be deductible under Section 280G of the Code by reason of transactions contemplated by this Agreement.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true, complete and correct list of: each deferred compensation plan and each incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or the Bank or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or the Bank would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company, the Bank or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or the Bank (the “Plans”).

(b) With respect to each Plan, the Company has heretofore delivered or made available to the Buyer true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof).

(c) No liability under Title IV, Section 302 of ERISA or Sections 412 and 4971 of the Code has been incurred by the Company, the Bank or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, the Bank or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) With respect to each Plan that is subject to Section 412 of the Code or Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) No Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

(f) To the Knowledge of the Company, and except as set forth in Section 3.11(f) of the Company Disclosure Schedule, each Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

(g) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in any such plan ceasing to be so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, except as set forth in Section 3.11(f) of the Company Disclosure Schedule.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or the Bank for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company, the Bank or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Nothing in the Section 3.11(i) shall in any way limit the Company’s ability to terminate the AccessBank Plan, the DRP or the ESP.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or claims which would not be reasonably expected to have a Material Adverse Effect on the Company or the Bank).

3.12 Company Information. The information relating to the Company that is provided to the Buyer by the Company or its representatives for inclusion in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus and any filing pursuant to Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.13 Compliance with Applicable Law.

The Company and each of its Subsidiaries:

(a) are and have been in compliance, in the conduct of its business, with all Laws applicable thereto or to the employees conducting such businesses, including the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination, except where the failure in such compliance would not have a Material Adverse Effect on the Company or the Bank. The Bank has a Community Reinvestment Act rating of “satisfactory or better”;

(b) have all permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and its Subsidiaries to carry on their business as currently conducted, except where the failure to have such permits, licenses, franchises, certificates, orders, and approvals, or to make such filings, applications, and registrations would not have a Material Adverse Effect on the Company or the Bank; and

(c) have received no notification or communication from any Governmental Entity (i) asserting that either the Company or any of its Subsidiaries is not in compliance with any Law, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) with respect to the employment or retention of any director, officer, employee or consultant;

(ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Buyer, the Company, the Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof;

(iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement;

(iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $18,000 per annum, in the case of any such agreement with an individual, or $24,000 per annum, in the case of any other such agreement;

(v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries;

(vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii) which relates to indebtedness owed by the Company or any of its Subsidiaries, or the guarantee thereof (other than contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements and trade payables incurred in the ordinary course of business consistent with past practice);

(viii) involving intellectual property or relating to the provision of data processing, network communication or other technical services to or by the Company or any of its Subsidiaries, other than agreements entered into in the ordinary course of business;

(ix) with respect to any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance upon the assets or properties of the Company or any of its Subsidiaries;

(x) for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000, other than in the ordinary course of business; or

(xii) for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously made available to the Buyer true, complete and correct copies of each Company Contract.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary has performed in all material respects all obligations required to be performed by them to date under each Company Contract and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Company Contract, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor the Bank is subject to any cease-and-desist or other order or memorandum of understanding, either formal or informal, issued by any Regulatory Agency or other Governmental Entity, or is a party to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any of the Company or the Bank been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, the Company is not aware of any fact or circumstance pertaining to the Company or the Bank which is reasonably likely to prevent the Buyer or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

3.16 Property.

(a) Each of the Company and its Subsidiaries has good and marketable title free and clear of all Encumbrances to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet or acquired after such date (collectively, the “Company Assets”), except for (i) dispositions of such properties or assets in the ordinary course of business or, after the date hereof, permitted by this Agreement, and (ii) Permitted Liens.

(b) Each of the Company and its Subsidiaries owns or leases all properties and assets, real and personal, tangible or intangible, required to conduct its business in the ordinary course, consistent with past practice.

(c) With respect to each lease pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property, (i) such lease is valid and binding, in full force and effect and enforceable in accordance with its respective terms subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary, as applicable, has performed in all material respects all obligations required to be performed by it to date under such lease, (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than a Permitted Lien) upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any such lease, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iv) without limiting the generality of Section 3.3(c), except as set forth in Section 3.16(c) of the Company Disclosure Schedule, consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, result in the termination of or a right of termination or cancellation on the part of any party under, accelerate the performance required on the part of any party by, or result in the creation of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any such lease.

3.17 Environmental Matters.

(a) Each of the Company and any of its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and any of its Subsidiaries possesses all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of its business as presently conducted.

(c) Neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or any alleged liability involving the presence of any Hazardous Material pursuant to any Environmental Law.

(d) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing, before any Governmental Entity or other forum in which Company, any of its Subsidiaries, any Participation Facility or, to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the Release, threatened Release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property.

(e) The following definitions apply for purposes of this Section 3.17: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

3.18 Insurance Section 3.18 of the Company Disclosure Schedule sets forth a true, complete and correct list of the names, types, insurance policy numbers, insurance carriers, principal amounts of coverage and deductible amounts for all insurance policies maintained by the Company or any of its Subsidiaries (the “Insurance

Policies”). Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Closing Date shall have been paid on or before the Closing Date, to the extent then due and payable. Each of the Insurance Policies is valid and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business, nor has any coverage been limited or terminated by any insurance carrier to which any of the foregoing has applied for such insurance or with which any of the foregoing has carried insurance during the last three (3) years.

3.19 Employee Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (b) neither the Company nor any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown, dispute or work stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or any of its Subsidiaries has been filed with the National Labor Relations Board; (e) there are no union claims to represent any of the Company’s or the any of its Subsidiary’s employees and to the Company’s Knowledge, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units; (f) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the Company’s Knowledge, threatened by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment; and (g) the Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state or local statute.

3.20 Investment Securities. Section 3.20 of the Company Disclosure Schedule sets forth (a) the book and estimated fair value as of June 30, 2005 of the investment securities, mortgage-backed securities and securities held or available for sale of the Company and the Bank and (b) an investment securities report as of such date which includes security descriptions, CUSIP numbers, pool face values, book values and coupon rates. None of such securities are denominated in currencies other than U.S. dollars.

3.21 Administration of Fiduciary Accounts. The Company and the Bank have properly administered all accounts for which each acts as a fiduciary, including accounts for which each serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal Law. Neither the Company nor the Bank nor any of their directors, officers, employees or agents has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, complete and correct and accurately reflect the assets of such fiduciary account.

3.22 Derivative Transactions. Since December 31, 2004, neither the Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (a) as agent on the order and for the account of others or (b) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments and, in any case, in accordance with all applicable Laws and all directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or the Bank, would be classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import. The financial position of the Company and its Subsidiaries under or with respect to each such instrument has been reflected in the books and records of the Company in accordance with GAAP consistently applied, and no open exposure of the Company or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

3.23 Loans.

(a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as a lender, is a party to any written or oral (i) non-U.S. dollar denominated Loan, with or to any obligor, (ii) Loan with any director or executive officer of the Company or any of its Subsidiaries, or any Person controlling, controlled by or under common control with the Company or any of its Subsidiaries, other than residential mortgage loans and consumer credit in accordance with applicable bank regulatory Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, or (iii) Loan which was, as of April 30, 2005 (A)

more than ninety (90) days past due with respect to any scheduled payment of principal or interest, (B) classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans” or words of similar import by any federal or state regulator or by the Company’s internal credit review system, (C) on non-accrual status as a result of the Company ‘s loan review procedures, or (D) which is a “negotiated loan” as that term is defined in Financial Accounting Standards No. 15.

(b) Each Loan or Loan Commitment was made or acquired by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice at the time such Loan or Loan Commitment was made or acquired, as the case may be. Section 3.23(b) of the Company Disclosure Schedule contains the following true, complete and correct information (as of a date no earlier than June 30, 2005) with respect to each Loan or Loan Commitment: (i) the unpaid principal balance of each such Loan as well as the aggregate amount of each Loan Commitment, (ii) the payment status and maturity date of each such Loan, (iii) an indication whether such Loan is secured or unsecured and if secured, the priority of such security, (iv) the Company’s percentage of ownership of any such Loan or Loan Commitment (including such percentage of ownership of any participation arrangement relating to any Loan or Loan Commitment), and (v) the rate associated with each Loan and Loan Commitment. The credit files contain a true, complete and correct description of the collateral (including the Lien position of such collateral) securing each Loan or Loan Commitment.

(c) To the Knowledge of the Company, with respect to each Loan or Loan Commitment:

(i)	Each Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization (including realization by judicial foreclosure) of the benefits intended to be provided thereby, including by the security interest or Lien, if any, created and granted (or purported to be created or granted) by such Loan Document, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii)	Each Loan, Loan Commitment and related Loan Document was issued, made and maintained in accordance with applicable Law and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, and constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms; there is no valid claim against the Company or any of its Subsidiaries with respect to, or valid defense to the enforcement by the Company or any of its Subsidiaries of, such Loan or Loan Commitment, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(iii)	All Liens in any collateral described in each Loan Commitment and Loan Document as security for each Loan and Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant Person obligated on or in respect to such Loan or Loan Commitment, including any guarantor, hypothecator or other provider of security) has rights in the collateral as to permit attachment), subject to (x) general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally and (y) federal and state Laws relating to fraudulent conveyances and preferences;

(iv)	None of the rights or remedies under the Loan Documents in favor of the Company or any of its Subsidiaries have been amended, modified, waived, supplemented, subordinated or otherwise altered by the Company or any of its Subsidiaries other than in good faith and in the ordinary course of business;

(v)	All writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan or Loan Commitment are included among the Loan Documents; and

(vi)	Section 3.23(c)(vi) of the Company Disclosure Schedule identifies all separate accounts, including, but not limited to, all lockboxes, escrow accounts (other than for loans serviced by others), cash collateral accounts, investment accounts and security deposits held or maintained by or on behalf of the Company or any of its Subsidiaries or any debtor in connection with any Loan or Loan Commitment.

(d) Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, each file of Loan Documents pertaining to each Loan and Loan Commitment includes all documents relating to each such Loan or Loan Commitment that are necessary to enforce such Loan or Loan Commitment and the collateral security therefor, if any, and any commitment fees with respect thereto, if any.

(e) Section 3.23(e) of the Company Disclosure Schedule sets forth, as of June 30, 2005, the aggregate principal balance of Loans that are (i) 1 to 29 days past due, (ii) 30 to 59 days past due, (iii) 60 to 89 days past due and (iv) more than 89 days past due.

3.24 Intellectual Property. Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks (the “Intellectual Property”) used in its business; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to the Intellectual Property.

3.25 Recommendation of the Company Board; Opinion of Financial Advisor.

(a) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Company Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 203 of the DGCL (which has been rendered inapplicable), to the Knowledge of the Company, no “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

(c) Prior to the execution of this Agreement, the Company has received an opinion from Navigant Capital Advisors, LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view (the “Fairness Opinion”). Such opinion has not been amended or rescinded as of the date of this Agreement.

3.26 Reorganization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries has taken or caused to be taken any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code.

3.27 Disclosure Controls and Procedures. The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (a) has designed and maintains disclosure controls and procedures (as defined by 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures, and (b) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financing. The Company has made available to the Buyer a summary of any disclosure made by management to the Company’s auditors and audit committee since January 1, 2003.

3.28 No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor the Bank nor any other Person or entity make any representation or warranty, express or implied, on behalf of the Company or the Bank.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

4.1 Organization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico. The Buyer is duly registered as a bank holding company under the BHC Act. The Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer. The copies of the certificate of incorporation, bylaws or similar governing documents of the Buyer, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) The minute books of the Buyer and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

(c) Neither the Buyer nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, bylaws or similar governing documents.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Buyer consists of 20,000,000 shares of Buyer Common Stock and 1,000,000 shares of Buyer Preferred Stock. As of the date of this Agreement, there are (i) 15,358,565 shares of Buyer Common Stock issued and outstanding, (ii) no shares of Buyer Preferred Stock issued or outstanding and (iii) no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 1,313,290 shares of Buyer Common Stock reserved for issuance pursuant to the Buyer options plans as set forth in Section 4.2(a) to the Buyer Disclosure Schedule (“Buyer Options”). All of the issued and outstanding shares of Buyer’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for Buyer Options, as of the date of this Agreement, the Buyer is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Buyer or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Buyer. Without limiting the generality of the foregoing, except as noted above, as of the date of this Agreement, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of the Buyer’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Buyer is subject with respect to the issuance, voting or sale of issued or unissued shares of the Buyer ‘s capital stock.

(b) Section 4.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Buyer. The Buyer owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each Subsidiary, free and clear of all Liens and security interests of any kind or nature whatsoever, and all of such shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any equity security or any security representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of such Subsidiary’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of the Buyer or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of such Subsidiary’s capital stock.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Buyer’s stockholders may vote have been issued by the Buyer or are outstanding.

4.3 Authority; No Violation.

(a) The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Buyer Board and no other corporate proceedings on the part of the Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company and the Bank) this Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Buyer or its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any Law or Judgment applicable to the Buyer or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Buyer or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the Bank Merger Act and the BHC Act and approval of such applications and notices, (b) the filing of a notice with the OTS pursuant to 12 C.F.R. § 563.22(h)(1), (c) the receipt of the approval of the Director of the New Mexico Financial Institutions Division to convert the Bank from a federal savings association to a New Mexico state bank, (d) the filing and approval of applications with the Director of the New Mexico Financial Institutions Division to, among other things, merge the Bank into the Buyer Bank immediately upon conversion of the Bank to a New Mexico state bank, (e) filings under state securities and “blue sky” Laws, (f) the filing of Articles of Merger with the Public Regulation Commission of the State of New Mexico pursuant to the NMBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (g) the authorization to list shares of Buyer Common Stock to be issued in the Merger on the NASDAQ, (h) the filing of this Agreement and the Bank Merger Agreement together with copies of the resolutions approving this Agreement and the Bank Merger Agreement and a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement and a certificate evidencing approval of the subsidiary Merger by the sole shareholder of the Buyer Bank with the Director of Financial Institutions Division pursuant to the NMBA and the Public Regulation Commission of the State of New Mexico, (i) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4 and any filings or approvals under applicable state securities laws and (j) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by the Buyer of this Agreement and (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby, other than consents, approvals, filings or registrations which have been obtained or made or which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.5 Reports

(a) The Buyer and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 31, 2000 with any Governmental Entities and any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity or an SRO in the regular course of business of the Buyer and its Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the Knowledge of the Buyer, investigation into the business or operations of the Buyer or any of its Subsidiaries since July 31, 2000. There is no material unresolved violation, criticism, or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Buyer or any of its Subsidiaries.

(b) The Buyer has previously made available to the Company a true, complete and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2002 by the Buyer with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Buyer Reports”) and (b) communication mailed by the Buyer to its stockholders since January 1, 2002, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports. No executive officer of the Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Buyer by the SEC or any State Regulator relating to disclosures contained in any Buyer Reports since December 31, 2000.

4.6 Financial Statements.

(a) The Buyer has previously made available to the Company copies of (i) the consolidated statements of financial condition of Buyer as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholder’s equity for the fiscal years then ended, as reported in the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Buyer, and (ii) the unaudited consolidated statements of financial condition of the Buyer as of June 30, 2005 and the related unaudited statement of operations for the three (3) month period then ended as reported in the Buyer’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 filed with the SEC under the Exchange Act. The December 31, 2004 consolidated statement of financial condition of the Buyer (including the related notes, where applicable) (the “Buyer Balance Sheet”) fairly presents the consolidated financial position of the Buyer and its Subsidiaries, and, as of the date thereof, the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, the consolidated financial position and the results of the consolidated operations of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, as filed with the SEC, or (ii) liabilities and obligations incurred since June 30, 2005 in the ordinary course of business consistent with past practice, neither the Buyer nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), other than pursuant to or as contemplated by this Agreement.

(c) The books and records of the Buyer and its Subsidiaries are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Buyer and its Subsidiaries and all transactions thereof have been recorded in all material respects on the books and records of the Buyer and its Subsidiaries, in accordance with GAAP and accurately present in all material respects the transactions described therein.

(d) The deposit accounts of the Buyer Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Buyer.

4.7 Broker’s Fees. Neither the Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement and no payment is due from the Buyer for such services.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2004, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) Since December 31, 2004, the Buyer and its Subsidiaries have carried on their businesses in the ordinary course consistent with past practices.

4.9 Legal Proceedings.

(a) Neither the Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the Buyer’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than any proceedings, claims, actions or investigations which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer..

(b) There is no Judgment or regulatory restriction imposed upon the Buyer, any of its Subsidiaries or the assets of the Buyer or any of its Subsidiaries or the assets of the Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

(c) There is no legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries which seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

4.10 Taxes. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule:

(a) All Tax Returns required to be filed by the Buyer and its Subsidiaries have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b) All Taxes owed by the Buyer and its Subsidiaries and all Taxes owed by any Person for which the Buyer or its Subsidiaries could be held responsible (whether or not shown on any Tax Return or any Consolidated or Combined Tax Return) have been duly and timely paid.

(c) To the Knowledge of the Buyer, no claim has ever been made by an authority in any jurisdiction that the Buyer or any of its Subsidiaries was required to file any Tax Return that was not filed.

(d) The Buyer has prior to the date hereof provided to the Company copies of all Tax Returns filed by the Buyer for all periods ending on or after December 31, 2002.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Buyer or any of its Subsidiaries may be subject or liable.

(f) There are no pending, or to the Knowledge of the Buyer, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Buyer or any of its Subsidiaries.

(g) There are no Liens for Taxes upon the assets or properties of the Buyer or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(h) Neither the Buyer nor any of its Subsidiaries is a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) Neither the Buyer nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) Neither the Buyer nor any of its Subsidiaries has liability for Taxes of any Person (other than the Buyer or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Since the date of the Buyer Balance Sheet, neither the Buyer nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Buyer or any of its Subsidiaries.

(m) The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) Neither the Buyer nor any of its Subsidiaries is obligated to make any payments, and is not party to any agreement that would obligate it to make any payments, that would not be deductible under Section 280G of the Code by reason of transactions contemplated by this Agreement.

4.11 Buyer Information. The information relating to the Buyer to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus, the S-4 and any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

4.12 Compliance with Applicable Law. The Buyer and each of its Subsidiaries:

(a) are, and have been, in compliance, in the conduct of its business, with all Laws applicable thereto or to the employees conducting such businesses, including the Bank Secrecy Act, the USA Patriot Act, the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discrimination, except where failure in such compliance would not have a Material Adverse Effect on the Buyer. The Buyer and its Subsidiaries each have a Community Reinvestment Act rating of “satisfactory or better”;

(b) have all permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Buyer and its Subsidiaries to carry on their business as currently conducted, except where such failure to have such permits, licenses, franchises, certificates, orders or approvals, or to make such filings, applications or registrations would not have a Material Adverse Effect on the Buyer; and

(c) have received no notification or communication from any Governmental Entity (i) asserting that either the Buyer or any of its Subsidiaries is not in compliance with any Law, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

4.13 Agreements with Regulatory Agencies. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or memorandum of understanding, either formal or informal, issued by any Regulatory Agency or other Governmental Entity, or is a party to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any of the Buyer or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, the Buyer is not aware of any fact or circumstance pertaining to the Buyer or its Subsidiaries which is reasonably likely to prevent it or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

4.14 Reorganizations. As of the date of this Agreement, neither the Buyer nor any of its Subsidiaries has reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. Neither the Buyer nor any of its Subsidiaries has taken or caused to be taken any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code.

4.15 Disclosure Controls and Procedures.

The Buyer and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Buyer (a) has designed and maintains disclosure controls and procedures (as defined by 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Buyer’s management as appropriate to allow timely decisions regarding required disclosures, and (b) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Buyer’s auditors and the audit committee of the Buyer Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal controls over financing. The Buyer has made available to the Company a summary of any disclosure made by management to the Buyer’s auditors and audit committee since January 1, 2002.

4.16 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Buyer nor any other Person or entity makes any representation or warranty, express or implied, on behalf of the Buyer or any of its Affiliates.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Covenants relating to the Company.

(a) The Company shall, and cause each of its Subsidiaries to, during the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Buyer, (i) carry on its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to make available to Buyer the services of the officers and employees of the Company and its Subsidiaries, to preserve (and to cause the Company or any of its Subsidiaries to preserve) the good will and relationships with customers, suppliers and others having business dealings with the Company or any of its Subsidiaries, to maintain (and to cause the Company or any of its Subsidiaries to maintain) the Company’s assets that constitute tangible personal property in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), to maintain (and to cause the Company or any of its Subsidiaries to maintain) the books and records of the Company and its Subsidiaries in the regular manner, to cause the Company or any of its Subsidiaries to perform in all material respects all of its obligations under the Company Contracts, and to cause the Company and any of its Subsidiaries to comply in all material respects with all applicable Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company.

(b) Without limiting the generality of clause (a) or as otherwise contemplated by this Agreement or consented to in writing by the Buyer, each of the Company and any of its Subsidiaries shall not permit the Company or any of its Subsidiaries to:

(i) with respect to the Company and any non-wholly owned Subsidiary of the Company, declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, except that the Company shall be permitted to declare and pay a cash dividend of no more than $0.35 per share; provided further that the aggregate amount payable by the Company should not exceed $660,000.00;

(ii) (A) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, (B) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) create, allot, issue, deliver or sell, or authorize or propose the creation, allotment, issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire or right to subscribe in respect of any such shares, or enter into any agreement with respect to any of the foregoing;

(iii) file any application to relocate or terminate the operations of any branch or banking office of it;

(iv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(v) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(vi) make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $250,000 or in an amount which, when aggregated with any existing indebtedness to the Bank and lines of credit from the Bank of such borrower and its affiliates, would exceed $250,000; provided, however, that if at any time from the date of this Agreement to the Closing Date, the Bank desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, the Bank shall furnish to the Buyer, promptly upon its substantial completion, the information package prepared by the Bank’s loan committee with respect to such proposed loan requests and any other information that the Buyer may reasonably request (collectively, the “Loan Request Documents”), and unless, within 72 hours of receiving the Loan Request Documents, the Buyer notifies the Bank (whether telephonically or in writing) that the Buyer objects to the making of such loan or the extension of such credit, the Buyer shall be deemed to have consented to such loan or extension of credit;

(vii) amend its respective certificate of incorporation, by-laws or other similar governing documents or adopt resolutions inconsistent therewith;

(viii) make any capital expenditures in excess of (A) $25,000 per project or related series of projects or (B) $250,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(ix) enter into any new line of business;

(x) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof ;

(xi) change any of the accounting methods used by it unless required by GAAP;

(xii) make, revoke, change, or amend any election relating to Taxes, enter into any closing agreement relating to Taxes, settle or compromise any claim or assessment relating to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or amend any Tax Returns (other than income Tax Returns);

(xiii) (A) adopt or amend any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees, however, the Company will terminate the AccessBank Plan, the DRP, and the ESP pursuant to Section 2.5(k), and therefore, the Company may make such amendments to such plans and take such other action as it deems necessary to effectuate such termination, including the forgiveness of the exempt loan between the AccessBank Plan and the Company, or (B) other than normal wage or salary increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit except as required by any plan or agreement as in effect as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedule (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(xiv) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, except in the ordinary course of business consistent with past practices;

(xv) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for advances from a Federal Home Loan Bank made in the ordinary course of business consistent with past practices;

(xvi) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any Company Contract, agreement or lease for goods, services or office space to which the Company or the Bank is a party or by which the Company or the Bank or their properties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(xvii) take any action intended or reasonably likely to result in (A) a Material Adverse Effect on the Company or the Buyer, (B) any of the representations and warranties of the Company set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (C) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner or (D) a material violation of any provision of this Agreement, except, in each case, as required by applicable Law;

(xviii) settle any claim, action or proceeding against the Company or the Bank in an amount in any one case in excess of $50,000 or $250,000 in the aggregate;

(xix) take or cause to be taken, fail to take or cause to be taken, any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; and

(xx) agree to do any of the foregoing.

5.2 Buyer Forbearance. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law or any applicable directive, policy or guideline of any Governmental Entity which has bank regulatory jurisdiction over the Buyer during the period from the date of this Agreement to the Closing Date, the Buyer shall not, and shall not permit any of its Subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations or warranties herein being or becoming untrue in any material respect at any time prior to the Closing, in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) The Company shall promptly prepare and file with the SEC the Proxy Statement/Prospectus, and the Buyer shall promptly prepare and file with the SEC the S-4. Each of the Buyer and the Company shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter to mail the Proxy Statement/Prospectus to stockholders of the Company.

(b) Subject to subsection (e) below, the parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and the Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or the Buyer, as the case may be, and, in the case of the Buyer, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

(c) The Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus and the S-4 or any other statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) The Buyer and the Company shall cooperate to keep each other reasonably apprised of material written communications received by the Buyer, on the one hand, or the Company, on the other hand, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement, in each case to the extent permitted by Law.

(e) The Buyer hereby agrees to use its reasonable best efforts to file all state, federal and foreign regulatory applications and notices required to consummate the Merger.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and the Buyer shall afford to the officers, employees, accountants, counsel and other Representatives of the other, access, during normal business hours during the period prior to the Closing, to all of such party’s and its Subsidiary’s properties, books, contracts, commitments, records, Tax

Records, officers, employees, accountants, counsel and other Representatives in a manner not unreasonably disruptive to the business of such party, and, during such period, shall make available all information concerning such party’s business, properties and Personnel as the other party may reasonably request. The parties shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of customers, jeopardize any attorney-client or work product privilege or contravene any Law, rule, regulation, Judgment or fiduciary duty existing prior to the date of this Agreement or binding agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information provided hereunder is subject to the provisions of the Confidentiality Agreement.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Cooperation; Legal Conditions to the Merger.

(a) Each of the Buyer, on the one hand, and the Company, on the other hand, shall, and shall cause its Affiliates to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Affiliates with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company, the Buyer, the Bank or any of their respective Affiliates in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither the Buyer, on the one hand, nor the Company or the Bank, on the other hand, shall be obligated to pay any consideration therefore to the third party from whom any such consent, authorization or approval is requested (other than filing fees and other similar fees payable to a Governmental Entity); provided further that neither the Buyer, on the one hand, nor the Company or the Bank, on the other hand, shall be obligated to divest any of their respective assets in connection with the Merger and the other transactions contemplated by this Agreement.

6.4 Third Party Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries and affiliates (as such term in used in Rule 12b-2 under the Exchange Act) to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each an “Acquisition Agreement”). Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) of this Section 6.4(a) with respect to a third party if at any time prior to the Special Meeting (x) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement. Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position with respect to an Acquisition Proposal to the extent required by applicable Law.

(b) Neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to the Buyer), or publicly propose to withdraw (or amend or modify in a manner adverse to the Buyer), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement in connection with the receipt of any Acquisition Proposal or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Special Meeting, and subject to the Company’s compliance at all times with the provisions of this Section 6.4, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal (X) until three Business Days after the Company provides written notice to the Buyer (a “Company Notice”) advising the Buyer that the Company Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (Y) if during such three Business Day period, the Buyer proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its shareholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new three Business Day period under this Section 6.4(b)).

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.4, as promptly as practicable after receipt thereof, the Company shall advise the Buyer in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to the Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to the Buyer any non-public information concerning the Company or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Buyer. The Company shall keep the Buyer fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

(d) Immediately after the execution and delivery of this

Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.4 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on the Company’s behalf.

(e) For purposes of Sections 6.4 and 8.1(g):

“Acceptable Confidentiality Agreement” shall mean an agreement that imposes customary obligations and restrictions on the counterparty thereto with respect to confidentiality of written, oral or electronically transmitted or stored information; provided that obligations and restrictions are no less onerous to the counterparty than those imposed on the Buyer in the Confidentiality Agreement.

“Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal made by a third party to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 50% or more of the equity securities of the Company, in each case on terms which the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to the Company and its shareholders (in their capacity as shareholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer hereto pursuant to this Section 6.4.

6.5 Stockholder Approvals. The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the S-4 becomes effective (the “Company Special Meeting”) for the purpose of obtaining the Company Stockholder Approval to adopt this Agreement and, except as provided hereby, shall take all reasonable action to solicit the adoption of this Agreement by such stockholders. The Company Board shall, except as provided by Section 6.4, recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company. Notwithstanding anything to the contrary herein, this Agreement shall (unless the Agreement shall have been terminated in accordance with its terms) be submitted to the stockholders of the Company at the Company Special Meeting for the purpose of voting on the adoption of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.6 Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

6.7 Subsequent Interim Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter, including the fiscal quarter ended June 30, 2005, the Company shall deliver the Company’s consolidated statements of financial condition and related statements of operations prepared in accordance with GAAP with respect to such most recently completed fiscal quarter.

6.8 Notification of Certain Matters. Each of the Buyer and the Company shall give prompt written notice to the other of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In addition, the Company shall give prompt written notice to the Buyer of any fact, event or circumstance Known to the Company that is reasonably likely, individually or in the aggregate, to result in any Material Adverse Effect on the Company.

6.9 Employees.

(a) Each Person who is an employee of the Company or any of its Subsidiaries immediately preceding the Closing Date (including employees on short-term leave but excluding employees on long-term disability) shall continue as an employee of the Surviving Corporation or one of its Subsidiaries after the Closing Date, at the discretion of the Buyer. Following the Effective Time, the Buyer shall provide each employee of the Bank who continues employment with the Surviving Corporation or one of its Subsidiaries after the Closing (“Transferred Employee”) with compensation and with participation in the employee benefit plans, programs and arrangements of the Buyer (the “Buyer Plans”), on substantially the same terms as such compensation, plans and benefits are offered to similarly situated employees of the Buyer; provided, however, that the benefits provided to Transferred Employees during the six-month period following the Effective Time shall be generally comparable to the benefits provided to such Transferred Employees immediately prior to the Effective Time (excluding any benefits under a bonus or other cash or equity compensation plan). Notwithstanding the foregoing, the Buyer shall not be obligated to provide any such Transferred Employee with coverage under any “bank-owned” life insurance policy maintained by the Buyer.

(b) Nothing in this Agreement shall be construed as requiring the Buyer or any of its Subsidiaries to employ any Transferred Employee for any length of time following the Effective Time. Nothing in this Agreement, express or implied, shall be construed to prevent the Buyer or its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Transferred Employee following the Effective Time or (ii) terminating or modifying to any extent in accordance with its terms any Buyer Plan or any other employee benefit plan, program, agreement or arrangement that the Buyer or its Subsidiaries may establish or maintain.

(c) The Buyer will, and will cause the Surviving Corporation or one of its Subsidiaries to, give Transferred Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Buyer or the Surviving Corporation or one of its Subsidiaries (but not for purposes of benefit accruals) in which such Transferred Employees are eligible to participate for such Transferred Employees’ service with the Company or its Subsidiaries to the same extent recognized by the Company or its Subsidiaries immediately prior to the Closing Date. Without limiting the generality of the foregoing, the Buyer will, or will cause the Surviving Corporation or one of its

Subsidiaries to recognize such Transferred Employees’ service with the Company or its Subsidiaries for purposes of participation in any retirement (including 401(k)), disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (but not for purposes of benefit accruals). In connection therewith, the Buyer or such Surviving Corporation or any of its Subsidiaries will permit Transferred Employees with account balances in the AccessBank Plan after the Effective Time to roll such account balances into any such retirement plan under which such Transferred Employees will be permitted to participate. Such rollover contributions from the AccessBank Plan may consist of Merger Consideration.

(d) The Buyer agrees to assume, be bound by, honor and perform the Company’s or its Subsidiaries’ obligations under each of the management employment agreements listed in Section 3.14(a) of the Company Disclosure Schedule, and each such agreement shall continue in full force and effect following the Closing.

6.10 Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.11 Indemnification; Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any person who is or has been at any time prior to the date of this Agreement, a director, officer or employee of the Company or the Bank or any Subsidiaries (an “Indemnified Party”) as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time. Buyer shall cause the individuals serving as officers and directors of the Company, the Bank or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of four years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Buyer with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Subsidiary Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and all required third party consents shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No Judgment or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger and the Subsidiary Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Subsidiary Merger.

(c) Stockholder Approval. The Company shall have received Company Stockholder Approval.

(d) Stock Exchange Listing. The shares of Buyer Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ.

(e) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.2 Conditions to Obligations of Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) and (b) of this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 3.2(a) and

(b)) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case, without regard to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of such representations and warranties to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of Company and the Bank. Each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 3.4) whose consent to or approval of the Merger shall be required under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained and shall remain in full force and effect, other than any consent, approval or waiver the failure of which to obtain or to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the contract or other third party consents specified in Section 7.2(e) of the Buyer Disclosure Schedule will have been obtained.

(f) Regulatory Approvals. None of the approvals referred to in Section 7.1(a) and no Law enacted, entered, promulgated or enforced by any Governmental Entity after the date hereof shall have imposed any condition or requirement which would be reasonably likely to have or result in a material adverse effect on the economic or business benefits to the Buyer of the transactions contemplated by the Agreement.

(g) Tax Opinion. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon written representations and covenants, including those contained in officer’s certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

7.3 Conditions to Obligations of the Company . The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver by Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of the representations and warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

(b) Performance of Obligations of the Buyer. The Buyer has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to the effect that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Tax Opinion. The Company shall have received an opinion of Quarles & Brady LLP, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Quarles & Brady LLP may require and rely upon written representations and covenants, including those contained in officer’s certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

(f) Regulatory Approvals. None of the approvals referred to in Section 7.1(a) and no Law enacted, entered, promulgated or enforced by any Governmental Entity after the date hereof shall have imposed any condition or requirement which would be reasonably likely to have or result in a material adverse effect on the economic or business benefits to the Company of the transactions contemplated by the Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and the Bank;

(b) by either the Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by any Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party or Affiliate set forth herein, or file such petition for rehearing or amended application or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either the Buyer or the Company if the Merger shall not have been consummated on or before March 1, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing (or whose Affiliate is committing) such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by the Buyer);

(e) by either the Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the party committing such breach of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(f) by either the Buyer or the Company if this Agreement is not approved and adopted by the requisite vote of the holders of Company Common Stock under applicable Law at the Company Special Meeting;

(g) by the Buyer if, prior to the Effective Time upon written notice to the Company, a Company Adverse Recommendation Change shall have occurred; or

(h) by the Company at any time during the three day period commencing three days after the Determination Date, if both of the following conditions are satisfied:

(i)	the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

(ii)	the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Buyer Ratio”) shall be less than the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.09 from such quotient (such number being referred to herein as the “Index Ratio”);

subject to the following sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to the Buyer; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the three-day period commencing with its receipt of such notice, the Buyer shall have the option of adjusting the Exchange Ratio to equal the lesser of (A) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price; and (B) a number equal to a quotient (rounded to the nearest thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Buyer Ratio. If the Buyer makes this election, within such three-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio of this Section 8.1(h). Exhibit B hereto sets forth the calculations referred to in this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the last reported sale prices per share of Buyer Common Stock as reported on the NASDAQ for the 40 consecutive trading days ending on the Determination Date.

“Determination Date” means the fifth business day prior to the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received, without regard to any requisite waiting periods in respect thereof.

“Index Price” on a given date means the closing price of the NASDAQ Bank Index (symbol: BANK).

“Starting Date” shall be August 30, 2005.

“Starting Price” shall mean $22.59.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

8.2 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (a) Sections 8.2, 8.3 and 9.1 shall survive any termination of this Agreement and (b) that notwithstanding anything to the contrary contained in this Agreement (except Section 9.1(d)), no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto;

provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders and each party’s Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of Company Common Stock, (y) prior to the Effective Time, any term of the articles of incorporation of the Company or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

8.4 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Expenses.

(a) Except as contemplated by Sections 9.1(b) and 9.1(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) If this Agreement is terminated by the Buyer pursuant to Section 8.1(g) and within 12 months of such termination a Third Party Acquisition Event occurs, then the Company shall pay to the Buyer in immediately available funds a termination fee in an amount equal to $750,000 (the “Termination Fee”).

(c) If (i) this Agreement is terminated by the Buyer or the Company pursuant to Sections 8.1(c) or 8.1(f), or by the Buyer pursuant to Sections 8.1(d) or 8.1(e) and (ii)(A) an Acquisition Proposal has been made and publicly announced or communicated to the Company’s shareholders after the date of this Agreement and prior to the effective date of such termination and (B) concurrently with or within 12 months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to the Buyer the Termination Fee.

(d) Any payment of the Termination Fee pursuant to this Section 9.1 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If the Company fails to pay to the Buyer the Termination Fee when due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee was required to be paid to the date it is paid. The Termination Fee shall constitute the sole remedy or damages for breach of this Agreement by the Company or the Buyer to the extent such Termination Fee is payable pursuant to Section 9.1(b) or (c) hereof.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Buyer, to:

First State Bancorporation

7900 Jefferson N.E.

Albuquerque, New Mexico 87109

Attention:   Marshall G. Martin

                    Executive Vice President,

                    Corporate Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1600 Smith, Suite 4400

Houston, Texas 77002

Attn: Frank Ed Bayouth II

and

if to the Company or the Bank, to:

Access Anytime Bancorp, Inc.

5210 Eubank N.E.

Albuquerque, New Mexico 87111

Attention: Norm R. Corzine

                 Chief Executive Officer

and

AccessBank

5210 Eubank N.E.

Albuquerque, New Mexico 87111

Attention: Norm R. Corzine

                  Vice Chairman of the Board

with a copy to:

Keleher & McLeod, P.A.

Albuquerque Plaza

201 Third Street NW, 12th Floor

Albuquerque, New Mexico 87102

Attention: Patrick Apodaca

and

Quarles & Brady Streich Lang LLP

One Renaissance Square

Two N. Central Avenue

Phoenix, Arizona 85004-2391

Attention: James K. LeValley

9.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.5 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of New Mexico, without regard to any applicable conflicts of Law provisions thereof.

9.6 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8 Publicity. Except as otherwise required by Law or the rules of the NASDAQ, so long as this Agreement is in effect, neither the Buyer nor the Company shall, nor shall either party permit any of its Affiliates or Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

9.9 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the Buyer, the Company and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST STATE BANCORPORATION

By:	/s/ Michael R. Stanford
Name:	Michael R. Stanford
Title:	President and Chief Executive Officer

ACCESS ANYTIME BANCORP, INC.

By:	/s/ Norman R. Corzine
Name:	Norman R. Corzine
Title:	Chief Executive Officer

ACCESSBANK
(solely as to its representations and warranties set forth in Article 3 hereof)

By:	/s/ Don K. Padgett
Name:	Don K. Padgett
Title:	Chief Executive Officer

Exhibit A

SUBSIDIARY AGREEMENT AND PLAN OF MERGER

SUBSIDIARY AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [    ], 2005, between First State Bank N.M. (the “Buyer Bank”), a New Mexico state chartered bank and a wholly owned subsidiary of First State Bancorporation, a New Mexico corporation (“Buyer”), and AccessBank (the “Bank”), a federal savings association and a wholly owned subsidiary of Access Anytime Bancorp, Inc., a Delaware corporation (the “Company”). The principal banking office of the Buyer Bank is located at 7900 Jefferson N.E., Albuquerque, New Mexico. The principal banking office of the Bank is 801 Pile Street, Clovis, New Mexico.

WHEREAS, the Boards of Directors of the Buyer and the Company have approved, and deem it advisable to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of the date hereof (the “Parent Merger Agreement”), by and among the Buyer, the Company and the Bank, pursuant to which, among other things, the Company will merge with and into the Buyer (the “Parent Merger”); and

WHEREAS, not less than a majority of the entire Board of Directors of each of the Buyer Bank and the Bank has approved, and deemed it advisable to consummate, the merger of the Bank with and into the Buyer Bank (the “Subsidiary Merger”) provided for herein, in accordance with the provisions of N.M. Stat. Ann. § 58-4-4.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Parent Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

I.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, the Subsidiary Merger shall become effective in accordance with the terms of the Certificate of Merger (the “Certificate of Merger”) to be issued by the Director of the New Mexico Financial Institution Division. The term “Subsidiary Merger Effective Time” shall mean the date and time when the Subsidiary Merger becomes effective, as specified on the Certificate of Merger, which shall be immediately following the effective time of the Parent Merger.

I.2 Closing. Notwithstanding anything to the contrary contained in the Parent Merger Agreement, the closing of the Subsidiary Merger will take place immediately following the Parent Merger on the date and at the location specified in the Parent Merger Agreement or at such other time, date or place as may be agreed to by the parties hereto (the “Subsidiary Merger Closing Date”).

I.3 Effects of the Merger. (a) At the Subsidiary Merger Effective Time, (i) the separate existence of the Bank shall cease and the Bank shall be merged with and into the Buyer Bank (the Buyer Bank is sometimes referred to herein as the “Surviving Bank”), (ii) the Articles of Incorporation of the Buyer Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Articles of Incorporation of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “First State Bank N.M.,” (iv) the Bylaws of the Buyer Bank as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the offices of the Bank and Buyer Bank established and authorized immediately prior to the Subsidiary Merger Effective Time shall become established and authorized offices of the Surviving Bank and (vi) the directors and executive officers of the Buyer Bank immediately prior to the Subsidiary Merger Effective Time shall be the directors and executive officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

(b) At and after the Subsidiary Merger Effective Time, the Subsidiary Merger shall have all the effects set forth in N.M. Stat. Ann. § 58-4-8 and the Surviving Bank shall be liable for all liabilities of Bank.

2

ARTICLE II

CAPITAL STOCK OF THE BANK, PARENT BANK

AND THE SURVIVING BANK

II.1 Bank Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of common stock, $0.01 par value per share, of the Bank (the “Bank Common Stock”), all issued and outstanding shares of Bank Common Stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Bank Common Stock outstanding and held by a person who has not voted in favor of the Subsidiary Merger or consented thereto in writing and who has properly demanded appraisal for such shares shall be handled in accordance with the provisions of N.M. Stat. Ann. § 58-4-10.

II.2 Buyer Bank Common Stock. The shares of common stock, $100 par value per share, of the Buyer Bank issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

II.3 Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be 45,000 shares of common stock, par value $100 per share, of which there will be 22,500 shares issued and outstanding, and no shares of preferred stock.

ARTICLE III

COVENANTS

III.1 Covenants of the Bank and the Buyer Bank. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Buyer and the Company in the Parent Merger Agreement that pertain or are applicable to the Buyer Bank and the Bank, respectively. Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

3

ARTICLE IV

CONDITIONS PRECEDENT

IV.1 Conditions to Each Party’s Obligation to Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction prior to the Subsidiary Merger Closing Date of the following conditions:

(a) Consummation of Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

(c) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of the Buyer Bank and the Bank in accordance with the provisions of N.M. Stat. Ann. § 58-4-5.

(d) Other Approvals and Notifications. All requisite regulatory approvals and notifications relating to the Subsidiary Merger, including without limitation, approval of the Board of Governors of the Federal Reserve System pursuant to the Bank Merger Act, 12 U.S.C. § 1828(c), and approvals of and filings with the New Mexico Financial Institutions Division required by Chapter 58 (Financial Institutions and Regulations), Article 4 (Merger and Consolidation of Banks) of the Annotated Statutes of New Mexico, shall have been filed and/or obtained and shall continue to be in full force and effect, and all applicable waiting periods in respect thereof shall have expired.

4

ARTICLE V

TERMINATION AND AMENDMENT

V.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of the Buyer Bank or the Bank upon any termination of the Parent Merger Agreement. This Agreement also may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Buyer Bank and the Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

V.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Buyer Bank, the Bank or their respective officers, directors or affiliates.

V.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

VI.1 Definitions. All capitalized terms which are used but not defined herein shall have the meanings set forth in the Parent Merger Agreement.

VI.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Subsidiary Merger Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Subsidiary Merger Effective Time, and except to the extent set forth herein or in the Parent Merger Agreement.

VI.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt

5

requested) to the Buyer Bank or the Bank, respectively, at the addresses for notices to the Buyer or the Company, respectively, as set forth in the Parent Merger Agreement, with copies to the persons referred to therein.

VI.4 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

VI.5 Entire Agreement. Except as otherwise set forth in this Agreement or the Parent Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

VI.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Mexico, without regard to any applicable conflicts of law.

VI.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

6

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the date first above written.

BUYER BANK:

FIRST STATE BANK N.M.

By:
Name:	Michael R. Stanford
Title:	Director

By:
Name:	H. Patrick Dee
Title:	Director

By:
Name:	Christopher C. Spencer
Title:	Director

By:
Name:	Angela Baca
Title:	Director

By:
Name:	Thomas E. Bajusz
Title:	Director

By:
Name:	Paul D. DiPaola
Title:	Director

7

BUYER BANK (continued):

By:
Name:	V. William Dolan, Jr.
Title:	Director

By:
Name:	Theresa A. Gabel
Title:	Director

By:
Name:	Andy Gomez
Title:	Director

By:
Name:	John G. Jackson
Title:	Director

By:
Name:	Marshall G. Martin
Title:	Director

By:
Name:	Ronald R. Sanchez
Title:	Director

By:
Name:	James D. Steeples
Title:	Director

8

BUYER BANK (continued):

By:
Name:	Rose T. Vargas
Title:	Director

By:
Name:	James E. Warden
Title:	Director

By:
Name:	Douglas R. Woods
Title:	Director

ATTEST

Name:
Title:

9

BANK:

ACCESSBANK

By:
Name:	Norman R. Corzine
Title:	Director

By:
Name:	Don K. Padgett
Title:	Director

By:
Name:	Ken Huey, Jr.
Title:	Director

By:
Name:	Robert Chad Lydick
Title:	Director

By:
Name:	Charles Guthals
Title:	Director

By:
Name:	Thomas W. Martin III
Title:	Director

By:
Name:	Allan M. Moorhead
Title:	Director

10

BANK (continued):

By:
Name:	David Ottensmeyer
Title:	Director

By:
Name:	Richard H. Harding
Title:	Director

ATTEST

Name:
Title:

11

Offices of Buyer Bank

•	1418 Carlisle NE, Albuquerque, NM 87110

•	7900 Jefferson NE, Albuquerque, NM 87109*

•	3620 Juan Tabo NE, Albuquerque, NM 87111

•	111 Lomas NW, Albuquerque, NM 87102

•	5001 Montgomery NE, Albuquerque, NM 87109

•	3000 Central SE, Albuquerque, NM 87106

•	8251 Golf Course Road NW, Albuquerque, NM 87120

•	2015 Eubank NE, Albuquerque, NM 87112

•	5620 Wyoming NE, Albuquerque, NM 87109

•	19390 N. Highway 85, Belen, NM 87002

•	388 Highway 44 West, Bernalillo, NM 87004

•	2421 Main Street, Los Lunas, NM 87031

•	1701 A US Route 66 W, Moriarty, NM 87035

•	221 Highway 165, Suite F, Placitas, NM 87043

•	1781 Rio Rancho Blvd., Rio Rancho, NM 87124

•	9 West Gutierrez Street, Pojoaque, NM 87506

•	2433 N. Highway Road, Questa, NM 87556

•	100 N. Guadalupe, Santa Fe, NM 87501

•	3787 Cerrillos Road, Santa Fe, NM 87503

•	201 Washington Avenue, Santa Fe, NM 87501

•	600 San Mateo, Santa Fe, NM 87502

•	120 West Plaza, Taos, NM 87571

•	1520 Paseo Del Pueblo Norte, Taos, NM 87529

•	1021 S. Santa Fe Road, Taos, NM 87571

•	220 Josephine Street, Suite 100, Cherry Creek, CO 80209

•	121 St. Tejon, Suite110, Colorado Springs, CO 80903

•	2721 S. College Avenue, Fort Collins, CO 80525

•	200 W. Littleton Blvd., Littleton, CO 80120

•	600 Kimbark Street, Longmont, CO 80502

•	490 East 500 South, Salt Lake, UT 84111

*	signifies principal office

i

Offices of Bank

•	5210 Eubank, NE, Albuquerque, NM 87111

•	7170 Montgomery Blvd NE, Albuquerque, NM 87109

•	3301 Coors Blvd NW, Albuquerque, NM 97120

•	801 Pile, Clovis, NM 88101*

•	2501 N. Prince, Clovis, NM 88101

•	101 W. Hill, Gallup, NM 87301

•	277 East Amador, Las Cruces, NM 88001

•	3090 N. Roadrunner Parkway, Las Cruces, NM 88001

•	400 W. First, Portales, NM 88130

•	9899 West Bell Road, Sun City, AZ 85351

*	signifies principal office

Offices of the Surviving Bank

•	1418 Carlisle NE, Albuquerque, NM 87110

•	7900 Jefferson NE, Albuquerque, NM 87109*

•	3620 Juan Tabo NE, Albuquerque, NM 87111

•	111 Lomas NW, Albuquerque, NM 87102

•	5001 Montgomery NE, Albuquerque, NM 87109

•	3000 Central SE, Albuquerque, NM 87106

•	8251 Golf Course Road NW, Albuquerque, NM 87120

•	2015 Eubank NE, Albuquerque, NM 87112

•	5620 Wyoming NE, Albuquerque, NM 87109

•	19390 N. Highway 85, Belen, NM 87002

•	388 Highway 44 West, Bernalillo, NM 87004

•	2421 Main Street, Los Lunas, NM 87031

•	1701 A US Route 66 W, Moriarty, NM 87035

•	221 Highway 165, Suite F, Placitas, NM 87043

•	1781 Rio Rancho Blvd., Rio Rancho, NM 87124

•	9 West Gutierrez Street, Pojoaque, NM 87506

•	2433 N. Highway Road, Questa, NM 87556

•	100 N. Guadalupe, Santa Fe, NM 87501

•	3787 Cerrillos Road, Santa Fe, NM 87503

•	201 Washington Avenue, Santa Fe, NM 87501

•	600 San Mateo, Santa Fe, NM 87502

•	120 West Plaza, Taos, NM 87571

•	1520 Paseo Del Pueblo Norte, Taos, NM 87529

•	1021 S. Santa Fe Road, Taos, NM 87571

•	220 Josephine Street, Suite 100, Cherry Creek, CO 80209

•	121 St. Tejon, Suite110, Colorado Springs, CO 80903

•	2721 S. College Avenue, Fort Collins, CO 80525

•	200 W. Littleton Blvd., Littleton, CO 80120

•	600 Kimbark Street, Longmont, CO 80502

•	490 East 500 South, Salt Lake, UT 84111

•	5210 Eubank, NE, Albuquerque, NM 87111

•	7170 Montgomery Blvd NE, Albuquerque, NM 87109

•	3301 Coors Blvd NW, Albuquerque, NM 97120

•	801 Pile, Clovis, NM 88101

•	2501 N. Prince, Clovis, NM 88101

•	101 W. Hill, Gallup, NM 87301

•	277 East Amador, Las Cruces, NM 88001

•	3090 N. Roadrunner Parkway, Las Cruces, NM 88001

•	400 W. First, Portales, NM 88130

•	9899 West Bell Road, Sun City, AZ 85351

*	signifies principal office

Name and Residence of Each Director of the Surviving Bank

•	Michael R. Stanford, 7900 Jefferson NE, Albuquerque, NM 87109

•	H.. Patrick Dee, 7900 Jefferson NE, Albuquerque, NM 87109

•	Christopher C. Spencer, 7900 Jefferson NE, Albuquerque, NM 87109

•	Marshall G. Martin, 7900 Jefferson NE, Albuquerque, NM 87109

•	Thomas E. Bajusz, 7900 Jefferson NE, Albuquerque, NM 87109

•	Theresa A. Gabel, 8100 Lang NE, Albuquerque, NM 87109

•	James A. Warden, 7900 Jefferson NE, Albuquerque, NM 87109

•	Paul DiPaola, 111 Lomas NE, Albuquerque, NM 87102

•	V. William Dolan, 7900 Jefferson NE, Albuquerque, NM 87109

•	Rose Vargas, 120 West Plaza, Taos, NM 87571

•	Andy Gomez, 2421 Main Street, Los Lunas, NM 97031

•	Angie Baca, 100 N. Guadalupe, Sante Fe, NM 87501

•	John Jackson, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903

•	Ron Sanchez, 3787 Cerrillos Rd, Sante Fe, NM 87503

•	Jim Steeples, 220 Josephine Street, Ste. 100, Cherry Creek, CO 80209-3135

•	Doug Woods, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903

Name and Residence of Each Officer of the Surviving Bank

•	Michael R. Stanford, 7900 Jefferson NE, Albuquerque, NM 87109

•	H.. Patrick Dee, 7900 Jefferson NE, Albuquerque, NM 87109

•	Thomas E. Bajusz, 7900 Jefferson NE, Albuquerque, NM 87109

•	Christopher C. Spencer, 7900 Jefferson NE, Albuquerque, NM 87109

•	Ron Sanchez, 3787 Cerrillos Rd, Sante Fe, NM 87503

•	James A. Warden, 7900 Jefferson NE, Albuquerque, NM 87109

•	Rose Vargas, 120 West Plaza, Taos, NM 87571

•	Paul DiPaola, 111 Lomas NE, Albuquerque, NM 87102

•	V. William Dolan, 7900 Jefferson NE, Albuquerque, NM 87109

•	Andy Gomez, 2421 Main Street, Los Lunas, NM 97031

•	Marshall G. Martin, 7900 Jefferson NE, Albuquerque, NM 87109

•	Theresa A. Gabel, 8100 Lang NE, Albuquerque, NM 87109

•	Angie Baca, 100 N. Guadalupe, Sante Fe, NM 87501

•	John Jackson, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903

•	Jim Steeples, 220 Josephine Street, Ste. 100, Cherry Creek, CO 80209-3135

•	Doug Woods, 121 St. Tejon, Ste. 110, Colorado Springs, CO 80903

v

Exhibit B

Calculations for Section 8.1(h)

Both Conditions Must Be Satisfied:

i)	Average Closing Price < .80 * Starting Price

AND

ii)	Buyer Ratio < Index Ratio

Buyer Ratio = Average Closing Price/Starting Price

Index Ratio = (Index Price on Determination Date/Index Price on Starting Date) - .09

Adjusted Exchange Ratio is Equal to the Lesser of:

i)	(.80 * Starting Price * Exchange Ratio (as then in effect))/Average Closing Price

OR

ii)	(Index Ratio * Exchange Ratio (as then in effect))/Buyer Ratio